Exhibit 99.1
NanoString Appoints Dr. Teresa Foy to Board of Directors
Dr. Rob Hershberg steps down from Board after 7 years of service
SEATTLE, Wash., April 18, 2022/Business Wire/-- NanoString Technologies, Inc. (NASDAQ: NSTG), a leading provider of life science tools for discovery and translational research, today announced the appointment of Dr. Teresa (Teri) Foy to the Board of Directors, effective April 18, 2022.
“I am honored to welcome Dr. Foy to the team. Teri is a leader in immuno-oncology and cellular therapy, with decades of experience in pharmaceutical research,” said president and chief executive officer, Brad Gray. “Immunology and oncology are two of the most important applications for spatial biology, and Teri brings a wealth of knowledge in the ways that life science tools are utilized to accelerate drug development to ultimately benefit patients.”
Dr. Foy is an immunologist with over 25 years of experience in the biotechnology and pharmaceutical industry, developing novel therapeutics in the areas of oncology and inflammation. At Bristol Myers Squibb, she leads the Immuno-Oncology and Cell Therapy Thematic Research Center. With a mission to drive leadership in the use of immune effector cell-based therapies in hematological and solid cancers, Dr. Foy and her team focus on the development and translation of Bristol Myers Squibb’s early immuno-oncology and cell therapy pipeline from discovery through human proof of concept. As part of her research, Dr. Foy oversees close collaborations with other key research areas across the company, as well as external scientific partnerships. Her team is on the front line of innovation, continually testing and evaluating leading-edge research tools. Dr. Foy has served as a board observer for a number of private companies. Prior to her role at Bristol Myers Squibb, Dr. Foy worked at Celgene for more than five years. She was instrumental in establishing Celgene’s Seattle site, focusing initially on building the immuno-oncology strategy and pipeline, and subsequently expanding focus to include oversight of Celgene’s cell therapy research and early development strategy and pipeline. She and her team spearheaded foundational research in numerous novel targets, including innate immune cells, myeloid cells, and regulatory T cells.
“Spatial biology is enabling critical new insights into how the body’s immune system can be harnessed to help fight disease. I believe that this new generation of spatial technologies will help us better understand the mechanism of disease and allow us to discover new breakthrough therapies for patients that are battling cancer and autoimmune diseases,” stated Dr. Teri Foy, senior vice president, Immuno-Oncology and Cell Therapy, Bristol Myers Squibb.
Dr. Foy earned her doctorate in immunology from the University of Iowa, completed her post-doctoral fellowship in immunology and immunotherapy at Dartmouth Medical School and received an M.S. in immunology and microbiology from St. Cloud University and a B.S. in biology from the University of Minnesota. She has an extensive publication record and is a named inventor on nearly a dozen patents for novel immune compositions.
NanoString also announced that Dr. Rob Hershberg has resigned from the Board of Directors, effective April 18, 2022, following seven years of service. “We wish to thank Rob for his many years of service,” said Brad Gray. “We benefited from Rob’s invaluable scientific insights based on his experience in translational research and clinical development. We wish him success in his future endeavors.”
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The company provides three platforms that allow researchers to map the universe of biology. The nCounter® Analysis System, cited in more than 5,300 peer-reviewed publications, offers a way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. NanoString’s GeoMx® Digital Spatial Profiler enables highly multiplexed spatial profiling of RNA and protein targets in various sample types, including FFPE tissue sections, and has been cited in more than 100 peer-
reviewed publications. The CosMx™ Spatial Molecular Imager, with commercial availability expected in 2022, enables highly sensitive, high-resolution imaging of hundreds to thousands of RNAs or proteins directly from single cells within morphologically intact whole tissue sections. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our products and the anticipated launch of new products and technology. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets; the effects of ongoing litigation; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
NanoString, NanoString Technologies, the NanoString logo, CosMx, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact:
Doug Farrell, NanoString
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768